EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Forms S-8 and S-3 and each related Prospectus pertaining to the 1992 Stock Option Plan, 2002 Stock Option Plan, the 2003 Stock Incentive Plan, and the 2006 Stock Incentive Plan of CompuMed, Inc. of our report dated December 28, 2010, with respect to the financial statements of CompuMed, Inc. as of and for the years ended September 30, 2010 and 2009, which report appears in the September 30, 2010 Annual Report on Form 10-K of CompuMed, Inc.

Rose, Snyder & Jacobs
A Corporation of Certified Public Accountants

Encino, California

December 28, 2010